Exhibit 99.1
NEWS RELEASE
For Immediate Release:  May 9, 2012
Central Vermont Reports 2012 First-Quarter Earnings

▪	First-quarter earnings of $9.2 million, or 67 cents per diluted share, 5 cents higher than 2011, excluding merger-related costs of $0.3 million after-tax, or 2 cents per diluted share

➢	$5.3 million increase in retail revenues (4.78% rate increase effective Jan. 1, 2012 and higher sales due to new customers, partially offset by lower volume due to warmer weather)
➢	$1.0 million decrease in service restoration (No major storms in 2012)
➢	$0.5 million increase in merger-related costs (None in 2011)

▪	Due to pending merger, earnings guidance has been discontinued

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported consolidated first-quarter earnings of $9.2 million or $0.67 per diluted share, excluding merger-related costs after-tax of $0.3 million, or $0.02 per diluted share.  Including merger-related costs, earnings were $8.9 million, or 65 cents per diluted share of common stock, for 2012 compared to $8.4 million, or $0.62 per diluted share of common stock, for 2011.

The $0.5 million increase in earnings in 2012 was primarily due to lower service restoration costs in the first three months of 2012 and higher income from variable life insurance policies, partially offset by lower sales due to warmer weather.

“Our first quarter results show that we are off to a solid start for the year in spite of the extraordinary mild winter we experienced,” CVPS President and CEO Larry Reilly said.  “Our first quarter earnings were only modestly affected by merger-related costs, and those costs had no impact on our dividend.  Our agreement with Gaz Métro allows us to pay a quarterly dividend of 23 cents per share until the sale is consummated.”

Reilly said the company remains focused on high-quality customer service and reliability.  “In March, we received the Edison Electric Institute’s award for emergency response for the company’s outstanding efforts in the wake of Tropical Storm Irene last year,” Reilly said.  “This is the fourth time CVPS has received that award in five years.  Emergency response and customer service will continue to be central to our efforts as the closing and merger draw nearer.”

2012 results compared to 2011
The following is a reconciliation of 2012 net earnings, excluding merger-related costs:

	2012
	Net Income	Earnings Per Diluted Share
	(in millions)
Net earnings excluding merger-related expenses	$9.2	$0.67
Merger-related expenses, after-tax	(0.3)	(0.02)
Net earnings	$8.9	$0.65

Operating revenues in 2012 decreased $0.8 million, including a $4.4 million decrease in the provision for rate refund and a $2 million decrease in resale revenue, partially offset by a $5.3 million increase in retail revenues and a $0.2 million increase in other operating revenues.

The provision for rate refund is the net impact during the year of collections and refunds of amounts previously deferred, as required by the power cost adjustment component of our alternative regulation plan.  In 2011, $4.1 million of revenues included in the provision for rate refund were offset by higher regulatory amortizations, included in Other operating expenses, as described below.  Resale revenues decreased due to lower volume available for resale due to higher retail load, and lower market rates for power.  The increase in retail revenues primarily resulted from a 4.78 percent base rate increase, effective January 1, 2012, which contributed $3.9 million, and the acquisition of the Vermont Marble service territory on September 1, 2011, which contributed $3.7 million, partially offset by a $2.2 million decrease from weaker customer demand in 2012, due to warmer weather.  Other operating revenues increased $0.2 million, primarily due to higher sales of renewable energy credits in 2012 versus 2011.

Purchased power expense decreased $0.9 million, comprised of a decrease of $1.8 million from lower output at the Vermont Yankee plant in 2012 due to the end of the contract on March 21, 2012, partially offset by $0.4 million of higher volumes from ISO-NE purchases, a $0.3 million increase due to higher deliveries from Hydro-Québec, and various items.

Other operating expenses decreased $1.1 million.  This included a $3.9 million decrease in net regulatory amortizations, largely due to 2011 exogenous costs of $4.1 million, related to major storms and tax law changes, a $1 million decrease in service restoration costs due to no major storms in 2012, and lower salary expense due to fewer employees in 2012 versus 2011.  These decreases were partially offset by an increase of $2 million in transmission expenses driven by higher rates from ISO-NE; higher Vermont Transmission Agreement billings and lower NEPOOL Open Access Transmission Tariff reimbursements due to lower retail loads; an $0.8 million increase in tree trimming; a $0.3 million increase in property taxes, principally due to general increases and more property, related to the acquisition of Vermont Marble; and various items.  We also had a $0.3 million increase in operating income tax expense as a result of a higher level of earnings in 2012.

Other, net increased $0.3 million, primarily due to $0.2 million of higher income from variable life insurance policies.

Merger-related expenses included in Other Income were $0.2 million in 2012 versus none in 2011.

Interest expense increased $0.3 million, primarily due to long-term debt issued in June 2011, partially offset by bond redemptions in June 2011.

Earnings Guidance
Due to the pending merger, the company has discontinued earnings guidance.

Webcast
CV will host an earnings teleconference and webcast on May 10, 2012, beginning at 11 a.m. Eastern Time.  At that time, CV President and CEO Larry Reilly and Acting Chief Financial Officer Edmund Ryan will discuss the company’s financial results and recent developments in the company’s planned sale and merger.

Interested parties may listen to the conference call live on the Internet by selecting the "CVPS 2012 1st Quarter Earnings Conference Call" link on the "Investor Relations" section of the company’s website at www.cvps.com. An audio archive of the call will be available later that day at the same location or by dialing 1-877-660-6853 within the U.S. or internationally by dialing 1-201-612-7415 and entering Account 286 and Conference ID 392463.

About CV
CV is Vermont’s largest electric utility, serving more than 160,000 customers statewide.  CV’s non-regulated subsidiary, Catamount Resources Corporation, sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Form 10-Q
On Wednesday, May 9, 2012, the company filed its quarterly Form 10-Q with the Securities and Exchange Commission.  A copy of that report is available on our web site, www.cvps.com, under the "Investor Relations" section. Please refer to it for additional information regarding our condensed consolidated financial statements, results of operations, capital resources and liquidity.

Reconciliation of Earnings Per Diluted Share
Three Months
2012 vs. 2011
2011 Earnings per diluted share	$0.62

Major Year-overYear Effects on Earnings:
Lower service restoration due to no major storms in 2012	0.02
Lower salaries expense	0.02
Variable life insurance	0.02
Lower retail revenue sales volume due to weather	(0.03)
Merger-related fees	(0.02)
Other (includes income tax adjustments, and various items)	0.02
2012 Earnings per diluted share	$0.65

Forward-Looking Statements
Statements contained in this press release that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995.  Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Actual results will depend, among other things, upon the actions of regulators, effects of and changes in weather and economic conditions, volatility in wholesale electric markets, volatility in the financial markets, and our ability to maintain our current credit ratings.  These and other risk factors are detailed in CV's Securities and Exchange Commission filings.  CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release.  CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 742-3062 (pager)
Contact:	Edmund Ryan, Acting Chief Financial Officer and Treasurer (802) 747-5422; e-mail: eryan@cvps.com

Central Vermont Public Service Corporation - Consolidated
Earnings Release
(dollars in thousands, except per share amounts)

	Three months ended March 31
Condensed Income statement	2012	2011
Operating revenues:
Retail sales	$88,575	$83,258
Resale sales	5,743	7,695
Provision for rate refund	(1,047)	3,391
Other	2,971	2,741
Total operating revenues	96,242	97,085

Operating expenses:
Purchased power - affiliates and other	40,488	41,352
Other operating expenses	44,871	45,948
Income tax expense	3,138	2,857
Total operating expense	88,497	90,157
Utility operating income	7,745	6,928

Other income:
Equity in earnings of affiliates	6,800	6,941
Other, net	372	105
Merger-related expenses	(242)	0
Income tax expense	(2,220)	(2,302)
Total other income	4,710	4,744

Interest expense	3,580	3,247
Net income	8,875	8,425
Dividends declared on preferred stock	92	92
Earnings available for common stock	$8,783	$8,333

Per common share data
Earnings per share of common stock - basic	$0.65	$0.62
Earnings per share of common stock - diluted	$0.65	$0.62

Average shares of common stock outstanding - basic	13,491,377	13,353,973
Average shares of common stock outstanding - diluted	13,570,720	13,406,926

Dividends declared per share of common stock	$0.23	$0.46
Dividends paid per share of common stock	$0.23	$0.23

Supplemental financial statement data
Balance sheet
Investments in affiliates	$181,832	$174,893
Total assets	$774,630	$700,016
Common stock equity	$276,259	$275,248
Long-term debt (excluding current portions)	$228,448	$188,300
Cash Flows
Cash and cash equivalents at beginning of period	$1,734	$2,676
Cash provided by operating activities	18,164	32,382
Cash used for investing activities	(4,978)	(2,824)
Cash used for financing activities	(13,196)	(17,105)
Cash and cash equivalents at end of period	$1,724	$15,129
Refer to our 2012 Form 10-Q for additional information